EXHIBIT 99.5


FINANCE AND RISK OVERSIGHT COMMITTEE CHARTER FOR SECURITY CAPITAL ASSURANCE LTD
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The Committee oversees the Board's responsibilities relating to the financial affairs of the Company and recommends to the Board adoption of the annual business plan and related financial plan, financial policies, debt and equity issuances, dividends, acquisitions and dispositions of business segments and subsidiaries, joint ventures, major new business initiatives, strategic investments and overall investment policy, including review of manager selection, benchmarks and investment performance.

The Committee also oversees the Board's responsibilities in establishing the Company's risk tolerance and overseeing the proposals for establishment and implementation of standards, controls, limits, guidelines and policies relating to risk assessment and risk management, focusing on both (a) the underwriting and surveillance of credit risks and (b) the assessment and management of other risks, including financial, legal and operational risks as well as other risks concerning the Company's reputation and ethical standards.

COMMITTEE MEMBERSHIP

The Committee shall consist of no fewer than three members, each of whom shall have knowledge or experience relating to corporate, financial, risk management or other general business matters.

The members of the Committee shall be appointed by the Board on the recommendation of the Nominating & Governance Committee. Committee members may be removed by the Board at any time if necessary or appropriate.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

FINANCIAL MATTERS
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1.      The Committee shall establish and recommend to the Board financial policies for the Company, including, but not limited to, those relating to asset-liability structure and leverage.

2. The Committee shall review and make recommendations to the Board on all capital-related issues, including:

           a.   Capital Planning and Allocation

           b.   Long-Term Debt Issuances

           c.   Common and Preferred Equity Issuances

           d.   Stock and Debt Redemptions or Buybacks.

3. The Committee shall review and make recommendations to the Board on all significant credit, letter of credit and other financing facilities.

4. The Committee shall review the annual business plan and related financial plan of the Company and advise the Board as to its adoption.

5. The Committee shall review and recommend to the Board dividend policy and declarations.

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6.      The Committee shall review and recommend to the Board all significant acquisitions, as well as disposals of business segments or subsidiaries, and joint ventures.

7. The Committee shall review and recommend to the Board strategic equity investments.

8. The Committee shall review all major new business initiatives, especially those requiring a significant capital allocation.

9. The Committee shall review and recommend to the Board overall investment policy, including asset allocation, and review investment manager selection, benchmarks and investment performance, including credit exposures, policies and guidelines.

10. The Committee shall review the ratings of the Company and its subsidiaries.

11. The Committee shall review and recommend to the Board authorization levels for (a) capital expenditure and investments (including all items under paragraphs 6 and 7 hereof) and (b) other material transactions entered into by the Company and the various business units (including all items under paragraphs 2 and 3 hereof).


RISK OVERSIGHT MATTERS
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12.     The Committee shall have the authority to review the Company's underwriting process and controls and compliance with underwriting and risk management policies.

13. The Committee shall have the authority to review the Company's overall portfolio of risk and management's processes for monitoring and controlling such exposures.

14. The Committee will receive reports and recommendations from the Company's management relating to significant risk management matters, and make recommendations to the Board with regard thereto.

15. The Committee shall have the authority to request management to perform analysis of certain risks as it may require and to request management to impose certain limits, controls and procedures as approved by the Committee or the Board.

16.     The Committee has the following responsibilities on behalf of the
        Company:

           a. Review and make recommendations to the Board with respect to significant changes in general underwriting policy of the Company as a whole or of its significant subsidiaries, including, the risk management aspects of proposals to introduce new product lines outside the scope of existing businesses.

           b. Review the Company's policies to govern the process for assessing and managing credit risk, market risk, interest rate risk, investment risk, operational risk, liquidity risk, reputation risk and other material risks that may emerge in the future.

           c. Receive and review reports from management of the steps taken to monitor and control identified risks.

           d. Monitor risk-based capital adequacy measures and trends over time.

           e. Review developments and issues with respect to reserves and surveillance of closely monitored credits.

           f. Review with the Company's counsel legal and regulatory matters insofar as they relate to risk management matters.

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GENERAL MATTERS
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17.     The Committee may form and delegate authority to subcommittees when appropriate.

18.     The Committee shall annually review its own performance.

19. The Committee shall review and reassess the adequacy of this charter annually.


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